First Supplemental Indenture

Dated as of August 1, 2019

between

New Jersey Economic Development Authority

and

U.S. Bank National Association,
as Trustee

____________________________________________

Supplementing and amending that certain Amended and Restated Indenture dated as of September 1, 2014

Relating to
New Jersey Economic Development Authority
$9,545,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT)
(New Jersey Natural Gas Company Project)
and
$41,000,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT)
(New Jersey Natural Gas Company Project)
and
$46,500,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT)
(New Jersey Natural Gas Company Project)

First Supplemental Indenture

Table of Contents
(This Table of Contents is not a part of this First Supplemental Indenture and is only for convenience of reference).

First Supplemental Indenture
This First Supplemental Indenture made and entered into as of August 1, 2019 (this “First Supplemental Indenture”), between the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State of New Jersey (the “Authority”) and U.S. Bank National Association, a national banking association, being qualified to accept and administer the trusts hereby created (the “Trustee”);
Witnesseth:
Whereas, pursuant to and in accordance with the provisions of the Indenture, dated as of August 1, 2011, as amended and restated by the Amended and Restated Indenture, dated as of September 1, 2014 (the “Original Indenture”), between the Authority and the Trustee, the Authority issued its (i) Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT) (New Jersey Natural Gas Company Project) in the aggregate principal amount of $9,545,000 (the “Series 2011A Bonds”), (ii) Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT) (New Jersey Natural Gas Company Project) in the aggregate principal amount of $41,000,000 (the “Series 2011B Bonds”), and (iii) Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT) (New Jersey Natural Gas Company Project) in the aggregate principal amount of $46,500,000 (the “Series 2011C Bonds” and together with the Series 2011A Bonds and the Series 2011B Bonds, the “Bonds”);
Whereas, the Authority duly entered into a Loan Agreement, dated as of August 1, 2011 (the “Original Loan Agreement”), with New Jersey Natural Gas Company (the “Borrower”) specifying the terms and conditions of a loan by the Authority to the Borrower of the proceeds of the Bonds for refunding the Refunded Bonds, and of the payment by the Borrower to the Authority of amounts sufficient for the payment of the principal of and premium, if any, and interest on the Bonds and certain related expenses, initially secured by the issuance and delivery by the Borrower to the Authority of (i) First Mortgage Bonds, Series MM due 2027 in the aggregate principal amount of $9,545,000 (the “Series MM First Mortgage Bonds”), (ii) First Mortgage Bonds, Series NN due 2035 in the aggregate principal amount of $41,000,000 (the “Series NN First Mortgage Bonds”) and (iii) First Mortgage Bonds, Series OO due 2041 in the aggregate principal amount of $46,500,000 (the “Series OO First Mortgage Bonds”), each such series issued pursuant to the Thirty-Third Supplemental Indenture, dated as of August 1, 2011, to the Indenture of Mortgage and Deed of Trust to The Bank of New York Mellon Trust Company, N.A. (successor in interest to Harris Trust and Savings Bank), dated April 1, 1952, as subsequently amended and restated by the Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement by and between the Borrower and U.S. Bank National Association, as mortgage trustee (the “Mortgage Trustee”), dated as of September 1, 2014, as amended and supplemented (the “Mortgage Indenture”);
Whereas, to reflect certain amendments to the Bonds, the Original Indenture and the Original Loan Agreement, the Series MM First Mortgage Bonds and the Series NN First Mortgage Bonds will be exchanged for new series of bonds as follows (i) First Mortgage Bonds, Series BBB due 2039 in the aggregate principal amount of $9,545,000 (the “Series BBB First Mortgage Bonds”) in

exchange for the Series MM First Mortgage Bonds and (ii) First Mortgage Bonds, Series CCC due 2043 in the aggregate principal amount of $41,000,000 (the “Series CCC First Mortgage Bonds”) in exchange for the Series NN First Mortgage Bonds (the Series BBB First Mortgage Bonds, the Series CCC First Mortgage Bonds, and the Series OO First Mortgage Bonds are referred to collectively as, the “First Mortgage Bonds”), the Series BBB First Mortgage Bonds and the Series CCC First Mortgage Bonds issued pursuant to the Mortgage Indenture, including as supplemented by the Sixth Supplemental Indenture, dated as of August 1, 2019;
Whereas, the Borrower has requested that the Authority supplement and amend the Original Indenture to (i) provide for the extension of the related maturity for the Series 2011A Bonds and the Series 2011B Bonds, (ii) provide for the exchange of the previously issued Series MM First Mortgage Bonds and Series NN First Mortgage Bonds for new series of corresponding First Mortgage Bonds, and (iii) make certain other changes to the Original Indenture and the Bonds;
Whereas, Section 9.1(A) of the Original Indenture provides that the maturity of any Bond may be extended and the rights and obligations of the Authority and Bondholders may be modified and amended in any other respect upon the entering into between the Authority and the Trustee of a Supplemental Indenture with the consent of the Holders of all of the Bonds then Outstanding and receipt by the Trustee of an Approving Opinion; and
Whereas, pursuant to Section 9.1(A) of the Original Indenture, the consents of the Holders of all of the Bonds Outstanding to such amendments to the Original Indenture contained in this First Supplemental Indenture are deemed to have been given effective August 22, 2019 by virtue of their purchase of the Bonds on such date, and the Trustee has received an Approving Opinion;
Now Therefore, know all men by these presents, this First Supplemental Indenture Witnesseth:
Article I
Definitions
Section 101.    Definitions of Terms.    Except for the terms amended in this First Supplemental Indenture and specified in the recitals hereto, all other words and terms defined in Article I and elsewhere in the Original Indenture shall have the same respective meanings in this First Supplemental Indenture.
Article II
Amendments to Original Indenture
Section 201.    Amendment to Recitals of Original Indenture.    Reference to the First Mortgage Bonds in the fifth “Whereas” recital is hereby amended to read as follows: “(i) $9,545,000 First Mortgage Bonds, Series BBB due 2039 (the “Series BBB First Mortgage Bonds”), (ii) $41,000,000 First Mortgage Bonds, Series CCC due 2043 (the “Series CCC First Mortgage

Bonds”), and (iii) $46,500,000 First Mortgage Bonds, Series OO due 2041 (the “Series OO First Mortgage Bonds”) (collectively, the “First Mortgage Bonds”);”.
Section 202.    Amendments to Article I of the Original Indenture.    Section 1.1 of the Original Indenture is hereby amended as follows: (a) the definitions of “Capitalization”, “Net Tangible Assets” and “Release Date” are deleted. Further, the Original Indenture is hereby amended such that all references to “Release Date” are inoperative and of no force and effect.
(b)    The first paragraph of subsection (a) of the definition of “Applicable Spread” is amended to read as follows:
“Applicable Spread” means, with respect to each Bank Index Rate Period, the following:
(a)    During the Initial Period, initially 55 basis points (0.55%); provided, however, that in the event of any change in any credit rating assigned to the long-term unenhanced debt of the Borrower by Moody’s, Fitch or S&P, the Applicable Spread shall be the number of basis points associated with such new rating as set forth in the following schedule:

Tier	Credit Ratings (Moody’s/Fitch/S&P)	Applicable Spread
I	A2 or higher/A or higher/ A or higher	55 basis points (0.55%)
II	A3/A-/A-	70 basis points (0.70%)
III	Baa1/BBB+/BBB+	85 basis points (0.85%)
IV	Baa2 or lower/ BBB or lower/ BBB or lower	100 basis points (100%)”
(c)    The definition of “LIBOR Index” is amended to add the following to the end of that definition: “If for any reason such rate is not available at such time, then the rate for the applicable interest period will be determined by such comparable alternate method and which shall be a market conventional rate designed to measure interest rates in a similar manner, as reasonably selected by the applicable Bank, with prior written notice of such rate and corresponding calculation methodology by the Calculation Agent to the Borrower. Any successor rate or alternate methodology must be an interest-based index, variations in the value of which can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in United States dollars. In order to account for the relationship of the replacement index to the original one month LIBOR Index Rate, such alternate method will incorporate any positive or negative spread to any replacement index as is necessary to ensure that the alternate method will measure interest rates in a manner similar to the original one- month LIBOR Index Rate. Notwithstanding anything in this

Indenture to the contrary, if the LIBOR Index determined as provided above would be less than zero percent (0.0%), then the LIBOR Index shall be deemed to be zero percent (0.0%).”
(d)    The definition of “Margin Rate Factor” is amended to read as follows:
“Margin Rate Factor” means, for any day, the product of (a) one minus the applicable Maximum Federal Corporate Tax Rate multiplied by (b) the quotient of (i) one divided by (ii) one minus the Maximum Federal Corporate Tax Rate on such date, rounded to the second decimal place. The effective date of any change in the Margin Rate Factor shall be the effective date of the decrease or increase (as applicable) in the Maximum Federal Corporate Tax Rate resulting in such change.
(e)    The definition of “Principal Payment Date” is amended to read as follows:
“Principal Payment Date” means (i) August 1, 2039 with respect to the Series 2011A Bonds; (ii) August 1, 2043 with respect to the Series 2011B Bonds; and (iii) August 1, 2041 with respect to the Series 2011C Bonds.
(f)    The definition of “Remarketing Agent” is amended to add the following sentence to the end of that definition: “The Borrower, at its option, may appoint a separate Remarketing Agent for each series of Bonds.”
(g)    The definition of “Remarketing Agreement” is amended to add the following sentence to the end of that definition: “The Borrower may enter into a separate Remarketing Agreement for each series of Bonds.”
Section 203.    Amendments to Article II of the Original Indenture.    (a) Section 2.2 of the Original Indenture is hereby amended to add the following sentence to the end of that Section: “On August 22, 2019, the Trustee is hereby directed to exchange the Series MM First Mortgage Bonds for the Series BBB First Mortgage Bonds and the Series NN First Mortgage Bonds for the Series CCC First Mortgage Bonds.”
(b)    Section 2.3(C)(2) of the Original Indenture is hereby amended such that provision (a)(1) reads as follows: “(1) with respect to conversion from a Variable Interest Rate Period, the first Business Day of a month not less than 20 days following the date of receipt by the Trustee of such direction, provided, however, in connection with the conversion to a Term Interest Rate Period during the Initial Period, the conversion may be effective on a Business Day other than the first Business Day of a month, with the consent of the Bank, or”.
(c)    Section 2.3(F) of the Original Indenture is hereby amended to include the phrase “, absent manifest error.” at the end of the first sentence.
Section 204.    Amendments to Article V of the Original Indenture. (a) Section 5.1(A) of the Original Indenture is hereby amended to (i) replace the reference to “Series MM First Mortgage

Bonds” with “Series BBB First Mortgage Bonds” and (ii) replace the reference to “Series NN First Mortgage Bonds” with “Series CCC First Mortgage Bonds”.
(b)    Section 5.3 of the Original Indenture is hereby amended to read as follows:
“Section 5.3.    Priority of Moneys in Bond Fund; Letter of Credit Account. (A)  Except for the payment of the Purchase Price which shall be made in the priority set forth in Section 4.7(A)(2) hereof, funds for the payment of the principal or redemption price of and interest on the Bonds shall be derived from the following sources in the order of priority indicated in each of the accounts in the Bond Fund; provided however, that amounts in the respective accounts in the Bond Fund shall be used to pay when due (whether upon redemption, acceleration, Interest Payment Date, maturity or otherwise) the principal or redemption price of and interest on the Bonds held by Holders other than the Credit Provider, the Authority or the Borrower prior to the payment of the principal and interest on the Bonds held by the Credit Provider, the Authority or the Borrower:
(1)    moneys paid into the Letter of Credit Account of the Bond Fund from a draw by the Trustee under the Letter of Credit;
(2)    moneys paid into the Interest Account, if any, representing accrued interest received at the initial sale of the Bonds and proceeds from the investment thereof which shall be applied to the payment of interest on such Bonds;
(3)    moneys paid into the Bond Fund pursuant to Section 10.1(B) hereof and proceeds from the investment thereof which, while a Letter of Credit is then in effect, constitute Available Moneys;
(4)    any other moneys (other than from draws on the Letter of Credit) paid into and deposited in the Bond Fund and proceeds from the investment thereof, which, while a Letter of Credit is then in effect, constitute Available Moneys;
(5)    any other moneys paid into and deposited in the Bond Fund by the Borrower and proceeds from the investment thereof, which are not Available Moneys; and
(6)    any other moneys paid into and deposited in the Bond Fund and proceeds from the investment thereof, which are not Available Moneys.
The Trustee shall create within the Bond Fund a separate account called the “Letter of Credit Account,” into which all moneys drawn under the Letter of Credit (other than moneys drawn pursuant to Section 4.7(D)

hereof to pay the Purchase Price of tendered Bonds, which shall be held as provided in Section 4.7(C)(1) hereof) shall be deposited and disbursed. Neither the Borrower nor the Authority shall have any rights to or interest in the Letter of Credit Account. The Letter of Credit Account shall be established and maintained by the Trustee and held in trust apart from all other moneys and securities held under this Indenture or otherwise, and over which the Trustee shall have the exclusive and sole right of withdrawal for the exclusive benefit of the Holders of the Bonds with respect to which such drawing was made. No moneys from the Letter of Credit Account may in any circumstance be used to pay principal or interest on any Bank Bonds or Borrower Bonds.
When notified by the Borrower in writing of the intent to create Available Moneys, the Trustee shall establish within the Interest Account, Principal Account or Redemption Account one or more subaccounts to facilitate the calculation of the aging of moneys deposited with the Trustee until they become Available Moneys.
(B)    (1) The Trustee shall draw moneys under the Letter of Credit, if any, in accordance with the terms thereof in an amount necessary to make timely payments of principal of, and premium, if any, and interest on, the Bonds, other than Bank Bonds or Borrower Bonds, on each Interest Payment Date and when due whether at maturity, redemption, acceleration or otherwise. In addition, the Trustee shall draw moneys under the Letter of Credit in accordance with the terms thereof to the extent necessary to make timely payments of the Purchase Price required to be made pursuant to, and in accordance with, Section 4.7(D) hereof.
(2)    Immediately after making a drawing under the Letter of Credit which has been honored, the Trustee shall reimburse the Credit Provider for the amount of the drawing using moneys, if any, contained in:
(a)    the Interest Account, if the drawing was to pay interest on the Bonds;
(b)    the Principal Account, if the drawing was to pay principal on the Bonds; and
(c)    the Redemption Account, if the drawing was to redeem Bonds.
(C)    If at any time there shall have been delivered to the Trustee an Alternate Letter of Credit pursuant to Section 5.13 of the Loan Agreement, then the Trustee shall accept such Alternate Letter of Credit and promptly surrender the then held Letter of Credit to the Credit Provider, in accordance with the terms of such Letter of Credit, for cancellation. If at any time there shall cease to be any Bonds Outstanding hereunder, the Trustee shall promptly surrender the Letter of Credit to the Credit Provider, in accordance with the terms of the Letter of Credit, for cancellation. The Trustee shall comply with the procedures set forth in the Letter of Credit relating to the termination thereof.
(D)    If at any time the Trustee has made a drawing on the Letter of Credit for principal of, or premium, if any, or interest due on the Bonds, and the Credit Provider has failed to make payment within the time specified in the Letter of Credit or the Letter of Credit has been repudiated, the Trustee shall immediately notify the Borrower by telephone promptly confirmed in writing and request payment of the amount due pursuant to the Loan Agreement and under the First Mortgage Bonds, in immediately available funds by 2:45 p.m. (New York City time) on the Bond Payment Date. The Trustee agrees to give a similar notice with respect to a drawing on the Letter of Credit for the applicable Purchase Price pursuant to Section 4.7(D)(2) hereof.’
(c)    Section 5.10 of the Original Indenture is hereby amended to read as follows:
“Section 5.10. [Reserved.]”
Section 205.    Amendments to Article VII of the Original Indenture. (a) Section 7.1(B) of the Original Indenture is hereby amended to read as follows: “(B) default in the due and punctual payment of (i) any installment of interest on any Bond and such default shall continue for a period of five Business Days thereafter, or (ii) the Purchase Price of, any Bond;”.
(b)    Section 7.2 of the Original Indenture is hereby amended to read as follows:
“Section 7.2.    Institution of Legal Proceedings by Trustee. Subject to Section 7.1 hereof, if one or more of the Events of Default shall happen and be continuing, the Trustee in its discretion may, but shall be under no such obligation to, and upon the written request of the Holders of not less than a majority in aggregate principal amount of the Bonds then Outstanding (or, if not all Bonds Outstanding are affected, the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds of the related series) and in all such cases whether the Trustee has elected voluntarily to proceed or by the direction of the Holders upon being indemnified to its satisfaction therefor pursuant to Sections 8.1(A), 8.3(D) and 8.6(B) hereof shall, proceed to protect or enforce its rights or the rights of the Holders of such Bonds under the Act or under this Indenture, the Loan Agreement, the First Mortgage Bonds or the Letter of Credit, if any, by exercise of such rights as it may have as holder of First Mortgage Bonds, including the right to demand redemption of First Mortgage Bonds held by it, by a suit in equity or action at law, either for the specific performance of any covenant or agreement contained herein or therein, or in aid of the execution of any power herein or therein granted, or by mandamus or other appropriate proceeding for the enforcement of any other legal or equitable remedy as the Trustee may deem necessary in support of any of its rights or duties hereunder or thereunder.”
Section 206.    Amendments to Article VIII of the Original Indenture. (a) Section 8.3(D) is hereby amended to read as follows:
“(D)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Bondholders pursuant to the provisions of this Indenture unless such Bondholders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses, including but not limited to attorneys and expert fees, and liabilities which may be incurred therein or thereby.”
(b)    Section 8.12 of the Original Indenture is hereby amended to add the following sentence to the end of that Section: “The Borrower may appoint a separate Remarketing Agent for each series of Bonds.”
(c)    Section 8.27 of the Original Indenture is hereby amended to read as follows:
“Section 8.27. [Reserved.]”
Section 207.    Amendments to Article IX of the Original Indentur. (a) Section 9.1(B) of the Original Indenture is hereby amended to read as follows:
“(B)    This Indenture and the rights and obligations of the Authority, of the Trustee and of the Holders of the Bonds may also be modified or amended from time to time and at any time by an indenture or indentures supplemental hereto, which the Authority and the Trustee may enter into without the consent of any Bondholders, but with the consent of the Credit Provider (if a Letter of Credit is in effect) and the Bank (but only to the extent provided in the Bank Index Rate Agreement), and only to the extent permitted by law, including, without limitation, for any one or more of the following purposes:
(1)    to add to the covenants and agreements of the Authority in this Indenture contained other covenants and agreements thereafter to be observed, to pledge or assign additional security for the Bonds, or to surrender any right or power herein reserved to or conferred upon the Authority;
(2)    to make such provisions for the purpose of curing any ambiguity, inconsistency or omission, or of curing or correcting any defective provision, contained in this Indenture, or in regard to matters or questions arising under this Indenture, as the Authority, at the direction of the Borrower, may deem necessary or desirable and not inconsistent with this Indenture, including amendments pursuant to Section 2.3(G)(3) hereof;
(3)    to modify, amend or supplement this Indenture in such manner as to permit the qualification hereof under the Trust Indenture Act of 1939, as amended, or any similar federal statute hereafter in effect, and to add such other terms, conditions and provisions as may be permitted by said act or similar federal statute;
(4)    to conform to the terms and provisions of any Letter of Credit or Alternate Letter of Credit or to obtain or maintain a rating on the Bonds;
(5)    to modify, alter, amend or supplement this Indenture in any other respect, including amendments which would otherwise be described in Section 9.1(A) hereof and including, but not limited to, amendments to permit one or more series of the Bonds to be secured by a separate indenture and no longer be secured hereunder, if (i) the effective date of such Supplemental Indenture is a date on which all Bonds affected thereby are subject to mandatory tender for purchase pursuant to Section 4.6 or 4.8 or (ii) notice of the proposed Supplemental Indenture is mailed to Holders of the affected Bonds at least 30 days before the effective date thereof and, on or before such effective date, such Bondholders have the right to demand purchase of their Bonds pursuant to Section 2.4(A) hereof; or
(6)    to make any other changes to this Indenture that do not materially adversely affect the rights of any Bondholder.”
(b)    Section 9.5 of the Original Indenture is hereby amended to read as follows:
“Section 9.5.    Amendment of Loan Agreement. As provided in Section 10.4 of the Loan Agreement, the Authority shall not amend, modify or terminate any of the terms of the Loan Agreement, or consent to any such amendment, modification or termination, without the prior written consent of the Trustee. The Trustee shall give such written consent only if (1)  the Trustee first obtains the written consent of the Holders of a majority in aggregate principal amount of the Bonds then Outstanding (or, if such amendment applies only to a particular series of Bonds, the consent of the Holders of a majority in aggregate principal amount of all Bonds of such series then Outstanding or, in lieu thereof, of any Credit Provider as provided in Section 11.13 hereof) to such amendment, modification or termination, (2) such amendment, modification or termination is made in connection with the amendment of this Indenture pursuant to Section 9.1(B) or (3) such amendment, modification or termination is made (a) to add to the covenants and agreements of the Authority and/or the Borrower in the Loan Agreement other covenants and agreements thereafter to be observed, to pledge or assign additional security for the Bonds, or to surrender any right or power herein reserved to or conferred upon the Authority or the Borrower, (b) to make such provisions for the purpose of curing any ambiguity, inconsistency or omission, or of curing or correcting any defective provision, contained in the Loan Agreement, or in regard to matters or questions arising under the Loan Agreement, as the Authority, at the direction of the Borrower, may deem necessary or desirable and not inconsistent with this Indenture and the Loan Agreement, (c) to conform to the terms and provisions of any Letter of Credit or Alternate Letter of Credit or to obtain or maintain a rating on the Bonds, or (d) to make any other changes to the Loan Agreement that do not materially adversely affect the rights of any Bondholder; provided that no amendment, modification or termination shall reduce the amount of Loan Payments or Purchase Price Payments to be made by the Borrower pursuant to the Loan Agreement, or extend the time for making such payments, without the written consent of all of the Holders of the Bonds then Outstanding. The Trustee shall be entitled to receive and may conclusively rely upon an Approving Opinion addressed to the Trustee with respect to the effect of any amendments hereto or to the Loan Agreement.”
(c)    Section 9.6 of the Original Indenture is hereby amended to read as follows:
“Section 9.6. Amendment of First Mortgage Bonds or the Mortgage Indenture. The Trustee shall, without the consent of or notice to the registered owners of the Bonds, consent to any amendment, change or modification of the First Mortgage Bonds or the Mortgage Indenture as may be required or permitted (i) by the provisions of the Loan Agreement, the First Mortgage Bonds, the Mortgage Indenture or this Indenture, (ii) for the purpose of curing any formal ambiguity, inconsistency, defect or omission, (iii) in connection with any other change therein which is not materially adverse to the registered owners of the Bonds, (iv) to secure or maintain ratings on the Bonds from each Rating Agency, which changes will not restrict, limit or reduce the obligation of the Authority to pay the principal of and premium, if any, and interest on the Bonds as provided herein, or otherwise materially adversely affect the owners hereunder, (v) to add to the covenants and agreements of the Borrower contained in any document, other covenants or agreements thereafter to be observed, or to assign or pledge additional security for any of the Bonds, or to surrender any right or power reserved or conferred upon the Authority or the Borrower, and (vi) to provide for any additional procedures, covenants or agreements necessary to maintain the Tax-exempt status of the interest on the Bonds, (vii) to modify, alter, amend or supplement the First Mortgage Bonds or the Mortgage Indenture in any other respect, if the effective date of such supplement or amendment is a date on which all of the Bonds affected thereby are subject to mandatory purchase and are so purchased.
Notwithstanding the foregoing and without limiting the generality of the foregoing, the Trustee shall, without the consent of or notice to the

Authority or the Bondholders, consent to any and all amendments, changes and modifications of the Mortgage Indenture requested in writing by the Borrower that affect any provision of the Mortgage Indenture that by its terms is effective only so long as certain series of bonds thereunder heretofore or hereafter issued (other than any series of bonds thereunder delivered to the Authority or Trustee pursuant to the Loan Agreement) are outstanding under the Mortgage Indenture.
Except as described in the immediately two preceding paragraphs, the Trustee shall not consent to any other amendment, change or modification of the First Mortgage Bonds or the Mortgage Indenture without notice to and the consent of the registered owners of not less than a majority in aggregate principal amount of the Bonds then Outstanding (or, if such amendment applies only to a particular series of Bonds, the consent of the registered owners of a majority in aggregate principal amount of all Bonds of such series then Outstanding); provided that the Trustee shall not, without the unanimous consent of the registered owners of all Bonds then Outstanding, consent to any amendment which would change the maturity date or the date of payment of principal (including redemption price) or any installment of interest of the First Mortgage Bonds.
Before the Trustee consents to any amendment, change or modification of the First Mortgage Bonds, (a) the Trustee shall have caused notice of such proposed amendment, change or modification to be provided to each Rating Agency and stating that a copy thereof is on file at the office of the Trustee and (b) there must have been delivered to the Trustee an Approving Opinion.”
Section 208.    Amendments to Article XI of the Original Indenture. Section 11.8 of the Original Indenture is hereby amended to update notice addresses for the Authority, the Trustee and the Remarketing Agent as follows:
“To the Authority:        New Jersey Economic Development Authority
P.O. Box 990
Trenton, New Jersey 08625‑0990
Attention: Daniel T. Weick, Managing Director -                      Post Closing Financial Services”

“To the Trustee:        U.S. Bank National Association
333 Thornall Street, 4th Floor
Edison, New Jersey 08837
Attention: Corporate Trust Dept.”

“To the Remarketing Agent:    U.S. Bancorp Investments, Inc.
214 North Tryon Street, 30th Floor
Charlotte, North Carolina 28202
Attention: Hector Hernandez”
Section 209.    Amendments to Exhibit A of the Original Indenture. Exhibit A, Form of Bonds, of the Original Indenture is hereby replaced in its entirety with Exhibit A, Form of Bonds, attached hereto.
Article III
Miscellaneous
Section 301.    Indenture Confirmed. Except as amended by this First Supplemental Indenture, all of the provisions of the Original Indenture shall remain in full force and effect, and from and after the effective date of this First Supplemental Indenture shall be deemed to have been amended as herein set forth.
Section 302.    Severability. If any provision of this First Supplemental Indenture shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.
Section 303.    Counterparts. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 304.    Applicable Provisions of Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to the State’s conflicts of laws principles).

Section 305.    Effective Date. The amendments set forth in this First Supplemental Indenture shall become effective on the date the Trustee has received the consent to the execution thereof by the Borrower.
New Jersey Economic Development Authority
By: /s/ Daniel T. Weick_____________
Daniel T. Weick
Managing Director - Post Closing Financial Services
Attest:
_________/s/ Richard T. LoCascio
Richard T. LoCascio
Assistant Secretary
U.S. Bank National Association,
as Trustee
By: /s/ Christopher E. Golabek
Christopher E. Golabek
Vice President
Attest:
__________/s/ Stephanie Roche
Stephanie Roche
Vice President

Consent of the Borrower
Pursuant to Subsection 9.1(D) of the Amended and Restated Indenture, dated as of September 1, 2014, between the New Jersey Economic Development Authority and U.S. Bank National Association, as trustee, New Jersey Natural Gas Company, as Borrower, hereby consents to the execution and delivery of this First Supplemental Indenture.
New Jersey Natural Gas Company
By: /s/ Roberto F. Bel
Roberto F. Bel
Vice President, Treasurer
Date: August 22, 2019

[Borrower Consent to First Supplemental Indenture]

Exhibit A

Form of Bonds
THE STATE OF NEW JERSEY IS NOT OBLIGATED TO PAY, AND NEITHER THE FAITH AND CREDIT NOR TAXING POWER OF THE STATE OF NEW JERSEY IS PLEDGED TO THE PAYMENT OF, THE PRINCIPAL, PURCHASE PRICE OR PREMIUM, IF ANY, OF OR INTEREST ON THIS BOND. THIS BOND IS A SPECIAL, LIMITED OBLIGATION OF THE AUTHORITY, PAYABLE SOLELY OUT OF THE REVENUES OR OTHER RECEIPTS, FUNDS OR MONEYS OF THE AUTHORITY PLEDGED UNDER THE INDENTURE AND FROM ANY AMOUNTS OTHERWISE AVAILABLE UNDER THE INDENTURE FOR THE PAYMENT OF THE BOND. THE BOND DOES NOT NOW AND SHALL NEVER CONSTITUTE A CHARGE AGAINST THE GENERAL CREDIT OF THE AUTHORITY. THE AUTHORITY HAS NO TAXING POWER.

No. R-__	$[Amount]

New Jersey Economic Development Authority
Natural Gas Facilities Refunding Revenue Bond
Series 2011[A][B][C] [(non-amt)][(amt)]
(New Jersey Natural Gas Company Project)

Dated:	Maturity Date:	[CUSIP:]

Registered Owner:	____________________
Principal Amount:	____________________________ Dollars
The New Jersey Economic Development Authority (the “Authority a public body corporate and politic constituting an instrumentality of the State of New Jersey (the “State”), for value received, hereby promises to pay (but only out of Revenues as hereinafter provided) to the registered owner identified above or registered assigns, on the maturity date set forth above (the “Maturity Date”), the principal sum set forth above and to pay (but only out of Revenues as hereinafter provided) interest on the balance of said principal amount from time to time remaining unpaid from and including the date hereof until payment of said principal amount has been made or duly provided for, at the rates and on the dates determined as described herein and in the Indenture (as hereinafter defined), and to pay (but only out of Revenues as hereinafter provided) interest on overdue principal at the rate borne by this Bond commencing on the initial date of such delinquency until such amount has been paid, except as the provisions hereinafter set forth with respect to acceleration of maturity, redemption prior to maturity or purchase may become applicable hereto. If an Event of Default shall have occurred and be continuing that is caused by a default in the due and punctual payment of the Purchase Price of a Bond bearing interest at a Daily Interest Rate or a Weekly Interest Rate, then all Bonds bearing interest at a Daily Interest Rate or a Weekly Interest Rate shall bear interest at the Maximum Rate from the date of such Event of Default. If an Event of Default shall have occurred and be continuing for any other reason, then all Bonds bearing interest at a Daily Interest Rate or a Weekly Interest Rate shall bear interest at the Alternate Rate from the date of such Event of Default. If this Bond bears interest at a Bank Index Rate and an Event of Default has occurred and is continuing, this Bond shall bear interest at a rate equal to the Default Rate. The principal of and premium, if any, on this Bond are payable at final maturity, acceleration or redemption in lawful money of the United States of America upon surrender hereof at the Corporate Trust Office of U.S. Bank National Association, as trustee, or its successor in trust (the “Trustee”). Interest payments on this Bond shall be made on each Interest Payment Date (as defined below), commencing February 1, 2020, to the person appearing on the bond registration books of the Bond Registrar as the Bondholder thereof on the Record Date (as hereinafter defined), such interest to be paid by the Paying Agent to such Bondholder (i) by check mailed on the Interest Payment Date to such Bondholder’s address as it appears on the registration books or at such other address as has been furnished to the Bond Registrar as provided below, in writing by such Bondholder not later than the Record Date, (ii) for any Bondholder holding Bonds of such series accruing interest at the Daily Interest Rate, the Weekly Interest Rate or the Bank Index Rate by wire transfer in immediately available funds at an account maintained in the United States at such wire address as such Bondholder shall specify in its written request (any such written request shall remain in effect until rescinded in writing by such Bondholder), or (iii) during a Term Interest Rate Period upon written request, at least three Business Days prior to the applicable Record Date of the Bondholder of Bonds aggregating not less than $1,000,000 in principal amount of a series, by wire transfer in immediately available funds at an account maintained in the United States at such wire address as such Bondholder shall specify in its written notice (any such written request shall remain in effect until rescinded in writing by such Bondholder); except, in each case, that, if and to the extent that there shall be a default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the Bondholder in whose name any such Bonds are registered at the close of business on the fifth Business Day next preceding the date of payment of such defaulted interest. Both the principal of and premium, if any, on the Bonds shall be payable upon surrender thereof in lawful money of the United States of America at the Corporate Trust Office of the Trustee.
The principal of, premium, if any, and interest on the Bonds are payable by the Authority solely from Revenues, as defined in the Indenture hereinafter referred to, including all proceeds derived pursuant to a Letter of Credit, if a Letter of Credit is in effect.
This Bond is one of a duly authorized issue of bonds designated as “New Jersey Economic Development Authority Natural Gas Facilities Refunding Revenue Bonds (New Jersey Natural Gas Company Project)” (the “Bonds”), limited in total aggregate principal amount to $97,045,000. This Bond is one of a duly authorized series of the Bonds with the further designation “Series 2011[A][B][C] [(Non-AMT)][(AMT)],” limited in aggregate principal amount to [$9,545,000][$41,000,000][$46,500,000]. The Bonds, including two other series with the further designations “2011[A][B][C] and 2011 [A][B][C] [(Non-AMT)][(AMT)]” are all issued under and secured by and entitled to the benefits of an Amended and Restated Indenture, dated as of September 1, 2014, as amended by the First Supplemental Indenture dated as of August 1, 2019 (as it may be further amended, restated and supplemented from time to time, the “Indenture”), between the Authority and the Trustee. Proceeds from the sale of the Bonds were used to refund certain outstanding bonds of the Authority, the proceeds of which were used to finance or refinance the Projects, under the terms of a Loan Agreement, dated as of August 1, 2011, as amended by the First Amendment to Loan Agreement dated as of August 1, 2019 (as it may be further amended, restated and supplemented from time to time, the “Loan Agreement”), between the Authority and New Jersey Natural Gas Company (the “Borrower”). Capitalized terms not defined herein shall have the meanings ascribed thereto in the Indenture.
The Loan Agreement is secured by the Borrower’s First Mortgage Bonds [Series BBB due 2039] [Series CCC due 2043] [Series OO due 2041]. The First Mortgage Bonds are issued under and secured by the Amended and Restated Indenture of Mortgage, Deed of Trust and Security Agreement by and between the Borrower and U.S. Bank National Association, as trustee, dated as of September 1, 2014, as supplemented and amended. The Bonds are issued pursuant to and in full compliance with the Constitution and laws of the State, particularly the Act, and pursuant to (i) a resolution adopted by the Authority on July 14, 2011, which resolution authorizes the execution and delivery of the Loan Agreement and the Indenture, (ii) a resolution adopted by the Authority on August 12, 2014, which resolution authorized, among other matters, an amendment and restatement of the Indenture and the replacement of the Bonds originally issued, and (iii) a resolution adopted by the Authority on July 16, 2019, which resolution authorized, among other matters, a First Supplemental Indenture, dated as of August 1, 2019, and the replacement of the Bonds issued on September 24, 2014. The Bonds are special limited obligations of the Authority and, as provided in the Indenture, are payable solely from payments to be made by the Borrower under the Loan Agreement and the First Mortgage Bonds, from a Letter of Credit as described below (but only so long as a Letter of Credit is in effect) and from any other moneys held by the Trustee under the Indenture for such purpose, and other than as provided in the Loan Agreement, there shall be no recourse against the Authority or any other property now or hereafter owned by it. The principal, purchase price or premium, if any, of the Bonds and the interest thereon do not constitute an indebtedness, a general obligation or a pledge of the faith and credit or the taxing power of the State or any agency or political subdivision of the State, including the Authority, within the purview of any constitutional or statutory limitation or provision, and shall not constitute or give rise to a charge against the general credit or taxing powers of the State or any agency or political subdivision thereof, including the Authority, but shall be a special and limited obligation of the Authority, payable solely from the revenues and income derived from the Borrower under the Loan Agreement, including the First Mortgage Bonds, and from certain moneys and investments held by the Trustee under the Indenture. The Authority has no taxing power. Neither the State nor the Authority shall be liable for the payment of the principal of or interest on the Bonds or for the performance of any pledge, obligation or agreement of any kind whatsoever which may be undertaken by the Authority, except from the sources described above in this paragraph. No breach by the Authority of any such pledge, obligation or agreement may impose any liability, pecuniary or otherwise, upon the State or any agency or political subdivision thereof or any charge upon its or their general credit or against its or their taxing power.
The Bonds shall be secured under the Indenture by payments received by the Trustee under the Loan Agreement, including the First Mortgage Bonds, with certain exceptions set forth in the Indenture; moneys drawn by the Trustee under any irrevocable letter of credit that may be issued under the Loan Agreement (together with any Alternate Letter of Credit (as that term is defined in the Indenture) issued in substitution therefor in accordance with the Loan Agreement, the “Letter of Credit”) in favor of the Trustee, issued at the request and for the account of the Borrower, subject, however, to termination as provided therein and in the Indenture; and by other moneys held by the

Trustee under the Indenture for such purpose (all of the foregoing, the “Revenues”), and there shall be no other recourse against the Authority or any property now or hereafter owned by it.
Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights thereunder of the registered Bondholders of the Bonds, of the nature and extent of the security, of the rights, duties and immunities of the Trustee and of the rights and obligations of the Authority thereunder, to all of the provisions of which Indenture and of the Loan Agreement, the First Mortgage Bonds, any Letter of Credit, the Holder of this Bond, by acceptance hereof, assents and agrees.
The Bonds are issuable as fully registered bonds without coupons in Authorized Denominations.
This Bond is transferable by the Bondholder hereof, in person, or by its attorney duly authorized in writing, but only in the manner, subject to the limitations and upon payment of the charges provided in the Indenture, and upon surrender and cancellation of this Bond. Upon such transfer a new fully registered Bond or Bonds, in an Authorized Denomination or Denominations, for the same aggregate principal amount, will be issued to the transferee in exchange therefor. The Authority and the Trustee may treat the Bondholder hereof as the absolute Bondholder hereof for all purposes, and the Authority and the Trustee shall not be affected by any notice to the contrary.
The term of the Bonds will be divided into consecutive Interest Rate Periods, as provided in the Indenture, during each of which the Bonds shall bear interest at Daily Interest Rates, Weekly Interest Rates, Index Interest Rates, Bank Index Rates or a Term Interest Rate. The interest rate determination method for the Bonds (in whole or in part) may be subsequently changed from time to time by the Borrower, without the consent of the Holders of the Bonds, as provided in the Indenture. The Trustee shall give notice to Holders of the Bonds, as provided in the Indenture, prior to any change in the interest rate determination method.
Interest on the Bonds with respect to each Interest Period will be paid on the immediately succeeding Interest Payment Date provided that if any Interest Payment Date is not a Business Day, such interest shall be mailed or wired as provided above on the next succeeding Business Day with the same effect as if made on the day such payment was due. During a Variable Interest Rate Period, SIFMA Index Interest Rate Period or a Term Interest Rate Period of six calendar months or less, interest on the Bonds shall be computed upon the basis of a 365‑day year or 366-day year, as applicable, for the number of days actually elapsed. During any other Term Interest Rate Period, interest on the Bonds shall be computed upon the basis of a 360-day year, consisting of twelve 30-day months. During any LIBOR Index Rate Period, interest on the Bonds shall be computed on the basis of a 360‑day year for the actual number of days elapsed. Interest on the Bonds accruing at the Default Rate shall be computed upon the basis of a 365‑day year or a 366‑day year, as applicable, for the number of days actually elapsed.
Interest on the Bonds shall bear interest from and including the Issuance Date (as defined in the Indenture) until payment of the principal or redemption price thereof has been made or provided for, whether at maturity, upon redemption or otherwise, or until the Bonds have been accelerated.

The Bonds shall bear interest at a Daily Interest Rate, a Weekly Interest Rate, an Index Interest Rate, a Bank Index Rate or a Term Interest Rate as provided in the Indenture.
The Remarketing Agent shall be the entity selected by the Borrower in accordance with the provisions of the Indenture. The Remarketing Agent may be removed or replaced in accordance with the provisions of the Remarketing Agreement and the Indenture.
Determination of the interest rate by the Remarketing Agent and the Calculation Agent, as applicable, shall be conclusive and binding upon the registered Bondholders of the Bonds, the Authority, the Borrower and the Trustee, absent manifest error.
The Bonds are subject to redemption as provided in the Indenture.
The Bonds are subject to mandatory and optional tender for purchase as provided in the Indenture.
The Holder of this Bond shall have no right to institute any suit, action or proceeding at law or in equity, for any remedy under or upon the Indenture or to enforce a drawing on the Letter of Credit, except as provided in the Indenture.
The Indenture may be supplemented or amended as provided in the Indenture.
The Indenture prescribes the manner in which it may be discharged and after which the Bonds shall no longer be secured by or entitled to the benefits of the Indenture, except for the purposes of transfer and exchange of Bonds and of payment of the principal of and premium, if any, and interest on the Bonds as the same become due and payable, including a provision that under certain circumstances the Bonds shall be deemed to be paid if certain securities, as defined in the Indenture, maturing as to principal and interest in such amounts and at such times as to insure the availability of sufficient moneys to pay the principal of, and premium, if any, and interest on, such Bonds and all necessary and proper fees, compensation and expenses of the Trustee shall have been deposited with the Trustee. So long as a Letter of Credit is then in effect and the Credit Provider has not failed or refused to honor a properly presented and conforming draw under the Letter of Credit, the Credit Provider, and not the registered owners of the Bonds, shall be deemed to be the Owner of 100% of the Outstanding Bonds at all times for the purpose of giving any approval, request, consent, direction (other than related to a demand purchase by the Owner of this Bond and as otherwise provided in the Indenture), declaration, rescission or amendment which under the Indenture is to be given by the registered owners of the Bonds at the time Outstanding; provided, however, that the Credit Provider shall not consent to any modification or amendment of the Indenture or the Loan Agreement requiring the consent of the Owners of 100% in aggregate principal amount of the Bonds Outstanding or which would cause the interest on the Bonds to be no longer excluded from gross income for federal income tax purposes unless the actual Owners of 100% in aggregate principal amount of the Bonds Outstanding shall have also consented thereto or unless the Credit Provider is also the registered owner of 100% of the Bonds Outstanding; and provided further, that the Credit Provider shall have no right to deprive any Owner of the Bonds of the benefit of the Letter of Credit under the circumstances and in the manner contemplated as set forth in the Indenture.

The New Jersey Economic Development Authority Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State of New Jersey, approved on November 7, 1974, as amended and supplemented (the “Act”) provides that no member of the Authority nor any person executing bonds for the Authority shall be liable personally on this Bond by reason of the issuance hereof.
It is hereby certified and recited that all conditions, acts and things required by the Constitution or statutes of the State of New Jersey or the Indenture to exist, to have happened or to have been performed precedent to or in the issuance of this Bond, exist, have happened and have been performed and that said issue of Bonds, together with all other indebtedness of the Authority, is within every debt and other limit prescribed by said Constitution or statutes.
This Bond shall not be entitled to any benefit under the Indenture, or become valid or obligatory for any purpose, until the certificate of authentication hereon endorsed shall have been manually signed by the Trustee.

In Witness Whereof, the New Jersey Economic Development Authority has caused this Bond to be signed in its name and on its behalf by the manual or facsimile signature of its Managing Director - Post Closing Financial or any other Authority Officer and its corporate seal to be hereunto affixed, impressed or otherwise reproduced, and attested by the manual or facsimile signature of its Assistant Secretary, and this Bond to be dated the Dated Date.

[Seal]	New Jersey Economic Development Authority
Attest:

By:

Richard T. LoCascio	Daniel T. Weick

Assistant Secretary	Managing Director - Post Closing Financial Services

Trustee’s Certificate of Authentication
Dated: ____________, 2019
This is one of the Bonds described in the within-mentioned Indenture.

U.S. Bank National Association,
as Trustee

By
Authorized Representative
[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Authority or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge, or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof Cede & Co., has an interest herein.]

Assignment
For value received the undersigned do(es) hereby sell, assign and transfer unto _______________________________________________ [name, address and tax i.d. number of transferee] the within-mentioned Registered Bond and do(es) hereby irrevocably constitute and appoint _____________________________________________ attorney, to transfer the same on the books of the Trustee with full power of substitution in the premises.
Dated: ___________, 20__     Signed: __________________________________

Note:
The signature(s) to this Assignment must correspond with the name(s) as written on the face of the within Registered Bond in every particular, without alteration or enlargement or any change whatsoever.

Signature guaranteed by:

Notice: Signature guarantee should be made by a guarantor institution participating in the Securities, Transfer Agents Medallion Program or in such other program acceptable to the Bond Registrar.